SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 15, 2011

CUBIST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21379	22-3192085
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 Hayden Avenue, Lexington, Massachusetts  02421

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code:  (781) 860-8660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2011, the Compensation Committee of Cubist Pharmaceuticals, Inc.’s Board of Directors approved a Short-Term Incentive Plan (“STIP”) to provide Cubist’s employees, including Cubist’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and its other named executive officers, with annual cash awards based on Cubist’s achievement of its 2011 corporate goals and, except in the case of the Chief Executive Officer, each individual employee’s achievement of his or her 2011 individual goals.  The cash awards under the STIP will be paid in the first quarter of 2012.

Cubist’s Chief Executive Officer’s cash award under the STIP is targeted at 100% of his 2011 base salary and is based 100% on Cubist’s achievement of its 2011 corporate goals.  The cash awards for Cubist’s Senior Vice President, Chief Financial Officer, its Executive Vice President, Chief Operating Officer, and its Executive Vice President, Research & Development and Chief Scientific Officer, are targeted at 60% of each individual’s 2011 base salary and are based 80% on Cubist’s achievement of its 2011 corporate goals and 20% on each individual’s achievement of his 2011 individual goals.  The cash awards for Cubist’s other executive officers are targeted at 50% of each individual’s 2011 base salary and are based 65% on Cubist’s achievement of its 2011 corporate goals and 35% on the individual’s achievement of his or her 2011 individual goals.  Cubist must achieve at least 70% of its overall annual corporate goals and 90% of its annual net U.S. CUBICIN® (daptomycin for injection) revenue goal for any participant, including Cubist’s executive officers, to be eligible for an award under the STIP.  All awards under the STIP are subject to the review and approval of the Board, and the Board retains the discretion to reduce, increase or eliminate the funding for the STIP in accordance with its assessment of achievement by Cubist of its corporate goals.

The information included above is summary in nature only and is qualified in its entirety by reference to the STIP Terms and Conditions, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1	STIP Terms and Conditions

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBIST PHARMACEUTICALS, INC.

	By:	/s/ David W. J. McGirr
David W. J. McGirr
Senior Vice President and
Chief Financial Officer

Dated: February 22, 2011